UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Swisher Hygiene Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

Swisher Hygiene Inc. (the "Company") is filing these definitive additional materials to update disclosures relating to the Company's matters pending with the United States Attorney’s Office for the Western District of North Carolina (“USAO”) and to provide supplemental disclosures relating to the proposed sale by the Company of all of the Company’s remaining operating assets pursuant to the Purchase Agreement by and between the Company and Ecolab Inc. ("Ecolab"), dated August 12, 2015 (the “Sale Transaction”).  You should read these disclosures in conjunction with the Company’s definitive proxy statement relating to the Company’s 2015 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission ("SEC") on September 3, 2015 and mailed to the Company’s stockholders on or about September 10, 2015 (the "Proxy Statement"). Terms not defined herein have those definitions set forth in the Proxy Statement.

Update on USAO Matter

On October 7, 2015, the Company entered into a Deferred Prosecution Agreement (the “DPA”) with the USAO relating to the USAO’s investigation of the Company’s accounting practices.  Under the terms of the DPA, the USAO will file, but defer prosecution of, a criminal information charging Swisher with conspiracy to commit securities fraud and other charges relating to the Company’s accounting and financial reporting practices reflected in the Company's originally filed Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011, and September 30, 2011 (collectively, the "Original Filings").  Pursuant to the DPA, the Company has agreed to pay a $2 million fine to the USAO payable in four annual installments of $500,000 each if the Company is financially able to do so.  Also, the fine will become immediately due and payable in full upon a change in control of the Company.  As a result, if the proposed sale of all of the Company’s remaining operating assets pursuant to the Purchase Agreement by and between the Company and Ecolab Inc., dated August 12, 2015 is completed, the fine will become immediately due and payable in full upon the closing.

Payment of the $2 million fine will reduce amounts available for distribution to stockholders if the proposed Plan of Dissolution is approved by the Company’s stockholders at the Annual Meeting and implemented by the Board of Directors.  Based on the number of shares outstanding at the Record Date, payment of the fine will reduce the amounts available for distribution to stockholders by approximately $0.11 per share.

Additional Information regarding the Dissolution and Distributions to Stockholders

As disclosed in the Proxy Statement, it is the Company's current intention that, if approved by our stockholders, the Dissolution would take place within one year following such stockholder approval; however, the decision of whether or not to proceed with the Dissolution and when to proceed will be made by the Company's Board of Directors in its sole discretion. If the Board of Directors determines that the Dissolution is not in the best interest of the Company and its stockholders, the Board of Directors may, in its sole discretion, abandon the Plan of Dissolution or amend or modify the Plan of Dissolution to the extent permitted by Delaware law without the necessity of obtaining further stockholder approval.

Furthermore, as disclosed in the Proxy Statement, we cannot estimate amounts, if any, to be distributed to our stockholders if the Board of Directors proceeds with the Dissolution. We believe the value of our remaining assets that will ultimately be available for distribution to our stockholders, if any distribution is made, will be significantly and materially less, in the aggregate, than the consideration to be received in the Sale Transaction if the Sale Transaction is completed.

It is the current intent of the Board of Directors, assuming approval of the Sale Transaction and the Dissolution, that proceeds from the Sale Transaction will be used to pay off Swisher Hygiene's outstanding debts and liabilities, including the Retained Liabilities, which include the fine associated with the DPA, outstanding service provider and vendor bills, and outstanding professional fees relating to the costs of being a public company. We are not able at this time to update with further precision the impact of such costs and fees on the amounts that will be available in a distribution to stockholders.

The balance of the proceeds will be retained to pay ongoing corporate and administrative costs and expenses associated with winding down the Company, liabilities and potential liabilities relating to or arising out of our outstanding litigation matters, any settlements, fines, or penalties and other costs and expenses relating to or arising out of the ongoing SEC Inquiry described in the Proxy Statement and above, and potential liabilities relating to our indemnification obligations, if any, to Ecolab or to current and former officers and directors.

The Board of Directors will determine, in its sole discretion, the timing of the distribution of the remaining amounts, if any, to our stockholders in the Dissolution. We can provide no assurance as to if or when any such distribution will be made, and we cannot provide an estimate as to the amount to be paid to stockholders in any such distribution, if one is made.

Status of the SEC Inquiry

The Company remains in discussions regarding the regulatory matters of concern to the SEC relating to the Original Filings.  There can be no assurance that these matters will be resolved, the timing of any such resolution, or the amount of any fine or penalty that may ultimately be levied against the Company.  If any fine or penalty is levied, the amount paid by the Company would reduce the amount available for distribution to stockholders, if one is made.

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Status of the Transitional Services Agreement

The Company and Ecolab have not entered into the Transitional Services Agreement contemplated in the Proxy Statement.  However, the Company believes it will require only limited services in connection with its ongoing SEC filing obligations, specifically with its Form 10-Q for the period ending September 30, 2015 and its Form 10-K for the year ending December 31, 2015, and services relating to the Company's tax obligations. The fee, if any, will be based on arm's length negotiations between the parties. Any fee paid would reduce the amount available for distribution to stockholders, if one is made.

Additional Information regarding Our Investment Banking Advisor

The Company engaged Robert W. Baird & Co. Incorporated ("Baird") to serve as its investment banking advisor in connection with a proposed sale of the Company for the purpose of identifying potential purchasers, coordinating due diligence efforts, evaluating purchase proposals, advising the Company regarding negotiating strategy relating to any proposals, and advising the Company regarding the form and structure of consideration to be paid. Baird was selected to perform this role based on its investment banking experience in the Company's industry and its long-standing equity research coverage of the industry and the Company, and their knowledge of our market. Also, Baird had previously been engaged, as disclosed in the Proxy Statement, in 2013 to help the Company review strategic alternatives; however, as noted, that engagement lapsed. In late 2014 and into early 2015, Baird contacted companies who had previously expressed any interest in speaking with the Company. Of these parties, only Company A was interested in meeting with the Company. The Company's Board of Directors confirmed that Baird has no conflicts of interest in connection with these engagements. Baird was not engaged to provide an opinion as to the fairness to Swisher Hygiene of the consideration to be received by the Company in the Sale Transaction. The fee to be paid to Baird if the proposed Sale Transaction closes is included in the line item "Payoff of Certain Transaction Fees" on the table titled "Potential Distribution Analysis" on page 114 of the Proxy Statement.

Additional Information regarding Our Financial Advisor

In addition to Cassel Salpeter, two other financial advisors firms were contacted regarding an opinion to the Company's Board of Directors as to the fairness to Swisher Hygiene of the consideration to be received by the Company in the Sale Transaction. Firm A had a conflict as a result of work performed for Ecolab. The Board engaged Cassel Salpeter rather than Firm B based on the Board's business judgment after a review of both firms' significant experience and knowledge of our industry and market.

Additional Information regarding the Opinion of the Our Financial Advisor

With respect to the discounted cash flow analysis performed by Cassel Salpeter and described in the Proxy Statement, the Estimated NOL Tax Savings were prepared based on discussions with the Company's management, estimates by the Company's management of the Company's NOLs of approximately $146,000,000 as of December 31, 2014, the Projections, an assumed effective tax rate of 39% and a long term growth rate of 2.50%.  The discount rates used by Cassel Salpeter in its discounted cash flow analysis of the Business were based on Swisher Hygiene’s weighted average cost of capital, and the perpetual growth rates used by Cassel Salpeter in its discounted cash flow analysis of the Business were based on Cassel Salpeter’s professional judgment and discussions with management of the Company.

The implied enterprise valuation reference range resulting from Cassel Salpeter’s discounted cash flow analysis of the Business taking into account the NOLs (assuming operation of the Business on a standalone basis) described in the Proxy Statement was based on a discounted cash flow analyses of (i) the Projections (without taking into account the NOLs) and (ii) the Estimated NOL Tax Savings.  For each of these analyses, Cassel Salpeter applied discount rates ranging from 14.5% to 13.5% and perpetual growth rates ranging from 2.25% to 2.75%.  These analyses resulted in an implied enterprise valuation reference range of the Business, without taking into account the NOLs, of approximately $21,600,000 to $23,200,000 and an implied valuation reference range of the Estimated NOL Tax Savings (assuming operation of the Business on a standalone basis) of approximately $15,000,000 to $17,200,000.

With respect to the selected companies analysis and the selected transactions analysis performed by Cassel Salpeter and described in the Proxy Statement, the multiple ranges applied in these analyses were selected based upon Cassel Salpeter’s professional judgment.

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